ADDENDUM TO GORDON EBANKS EMPLOYMENT AGREEMENT

This Agreement made between XML-Global Technologies, Inc. a Colorado Corporation and XML-Technologies, Inc. a Nevada corporation with offices at 230 Park Avenue, New York, NY 10169,(collectively the "Corporation") and Gordon Ebanks, an individual residing at 39 East 19th Street, Suite 4, New York, NY 10010 (the "Executive") modifies the employment agreement between the parties dated October 16, 2000 (the "Employment Agreement") as follows:

In consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:
1.	TERM. The term of the Employment Agreement shall be extended from June 30, 2002 until the close of business on March 31, 2003.
2.	COMPENSATION - SALARY. Effective April 1, 2002, the Executive's basic salary will be reduced from $150,000 to $100,000.
3.

COMPENSATION - COMMISSION. Effective April 1, 2002, the Executive shall receive a quarterly commission payable on revenues of the Corporation as reported in its published financial statements. The commission shall be determined as follows:

	April 1, 2002 to June 30, 2002	July 1, 2002 to September 30, 2002	October 1, 2002 to December 31, 2002	January 1, 2003 to March 31, 2003
On sales over	270,000	270,000	420,000	540,000
Commission %	5%	5%	5%	5%
On sales over	325,000	325,000	505,000	650,000
Additional commission %	5%	5%	5%	5%
On sales over	450,000	450,000	700,000	900,000
Additional commission %	5%	5%	5%	5%

4.

COMPENSATION - STOCK. The Executive shall receive a bonus in the form of stock of XML-Global Technologies, Inc. that the Corporation undertakes to register. Such stock shall be issued as follows, as long as the Executive is employed by the Corporation:

On or about June 30, 2002	50,000
If the published revenues of the Corporation between April 1, 2002 and September 30, 2002 exceed $1.0 million	100,000
If the published revenues of the Corporation between April 1, 2002 and December 31, 2002 exceed $2.5 million	200,000
If the published revenues of the Corporation between April 1, 2002 and March 31, 2003 exceed $3.5 million	300,000
5.	CHANGE OF CONTROL. In the event of a change of control, as defined in the Employment Agreement, Executive shall receive 200,000 shares of common stock.

In addition, if at the date of the change of control, the Executive has reached at least 80% of the sales targets set out in Clause 4 (Compensation - Stock), he shall receive the stock that is yet to be awarded multiplied by the percentage of the most recent quarter's sales target achieved. For instance, if Executive has achieved sales of $900,000 between April 1, 2002 and September 30, 2002 and a change of control were to occur on October 15, 2002, Executive would receive a further bonus of 450,000 shares of common stock (calculated as 90% of 200,000 plus 300,000 shares).

All other provisions of the original Employment Agreement shall remain in full force and effect.
Corporation:	XML-Global Technologies, Inc.
By: Peter Shandro, CEO _______________________________________

XML-Technologies, Inc.
By: Peter Shandro, CEO _______________________________________
Executive:	Gordon Ebanks
_______________________________________